Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is voluntarily made and effective as of December 31, 2019 (“Effective Date”) by and between Radiant Global Logistics, Inc. with its principal office at 405 114th Avenue SE, Third Floor, Bellevue, Washington 98004 (“Radiant”) and Tim Boyce  residing at 1030 North State Street, Apartment 2F, Chicago, Illinois 60610 (“Employee”)  and sets forth the terms and conditions of Employee’s separation from employment with Radiant.

WHEREAS, Employee and Wheels Group Inc. (subsequently acquired by Radiant) entered into a formal Executive Employment Agreement dated February 1, 2012 (“Employment Agreement”) attached hereto as Exhibit A.

WHEREAS, Radiant and Employee wish to settle and resolve all issues arising out of Employee’s employment with and separation from Radiant without any disputes or proceedings.

NOW, THEREFORE, for and in consideration of the mutual promises and other good and valuable consideration described below, the receipt and adequacy of which are acknowledged by Radiant and Employee, both of them agree to the following:

1.Separation Date.  Radiant and Employee agree that Employee’s last date of employment by Radiant is December 31, 2019 (“Separation Date”).  Regardless of whether Employee signs this Agreement, Employee will receive: (a) Employee’s salary through the Separation Date; (b) accrued but unused vacation/PTO, in accordance with Radiant’s policies; and (c) payment for all unreimbursed business expenses incurred as of the Separation Date in accordance with Radiant’s policies.   Except as otherwise specifically stated herein, the terms and conditions of Employment Agreement terminates as of the Separation Date.

2.Additional Consideration.

(a)Lump Sum Payment.  Radiant agrees to pay Employee the following additional payments (“Additional Payment”) in the lump sum of $323,962.00 comprised of:

(i)$275,000.00 for base salary;

(ii)$12,000.00 for vehicle allowance;

(iii)$762.00 for life insurance, accidental death and dismemberment, short-term and long-term disability benefits;

(iv)$14,200.00 for RRSP contributions; and

(v)$22,000.00 for the average annual incentive bonus paid to Employee over the past two (2) years.

As required by the Employment Agreement, Employer will pay for Employee’s medical/dental/vision health care premiums for a period of  twelve (12) months from the Effective Date.

The Additional Payment is subject to applicable taxes and withholding amounts and will be paid in a single lump-sum payment on Radiant’s next regularly scheduled payroll date following the expiration of the seven (7) day revocation period for this Agreement.  As consideration for entering into this Agreement, Employee agrees that Radiant does not owe Employee any other payments or consideration except as otherwise provided in this Agreement.

(b)Stock Options; Restricted Stock Units.  Employee may exercise any and all rights for any existing stock option grants or restricted stock unit grants pursuant to Radiant’s 2012 Stock Option and Performance Award Plan (“Plan”) pursuant to the terms and conditions of the Plan except that the exercise window shall be extended to the term of Employee’s separate Independent Contractor Agreement entered into between Radiant and Tim Boyce (“Contractor Agreement”) but in no case for a period less than the twelve (12) month period ending December 31, 2020.  Any such stock options or restricted stock units granted to Employee under the Plan thereunder shall vest and be exercisable by Employee in accordance with the terms and conditions of: (1) the applicable grant of stock options or restricted stock units; and  (2)  the Plan; except that any existing awards shall continue to vest during the term of the Contractor Agreement and the exercise window for any existing awards will be extended.  Upon termination, any unvested options or restricted stock units will vest immediately prorata as based upon the number of full years and months completed. For example, if Employee has restricted stock units that were issued on September 5, 2018, and Employee terminates his independent contractor agreement on November 10, 2020, Employee would receive 26/36 of those restricted stock units issued in September, 2018 as Employee would have completed 26 out of 36 months of the three (3) year vesting period.  Otherwise, the exercise window for any existing awards will be extended until ninety (90) days after the termination of the Contractor Agreement unless the Contractor Agreement is terminated by Radiant for cause as provided in the Contractor Agreement, in which case all rights and privileges under the Plan shall terminate immediately.

(c)Medical Benefits.  At the time of termination, Employee may purchase ongoing health, dental and vision benefits under the federal COBRA law.

3.No Authority.  Employee understands and agrees that effective as of the Separation Date, Employee is no longer authorized to incur any expenses, obligations or liabilities on behalf of Radiant or to act on behalf of or represent himself as an employee of Radiant.

4.Return of Property.  Employee warrants and represents that as of the Effective Date, Employee will return to Radiant all Radiant property (temporarily excluding Employee’s laptop computer and cell phone that Employee may continue to use during the term of the Contractor Agreement) in Employee’s possession or control, including, but not limited to, credit cards, access cards, keys to Radiant buildings or property, all Radiant equipment, and other electronic equipment, and all Radiant documents and papers, customer lists, manuals, files, price lists, and all other trade secrets and/or confidential Radiant information, and all copies thereof, in paper, electronic or in any other form.  To the extent Employee has Radiant documents or other data in electronic or hard-copy form, Employee warrants and represents that he will promptly return all such documents and data to Radiant and destroy and/or delete any and all duplicates of such documents or data.  Employee must first obtain Radiant’s prior written consent to retain any equipment or property (not otherwise listed or excluded) during the term of the Contractor Agreement.  Employee also warrants and represents that Employee has disclosed to Radiant all passwords, codes, and any other mechanism by which Employee has or had access to Radiant’s computer systems or facilities.  Employee promises not to access or attempt to access Radiant’s computer systems or software after the Separation Date, nor will Employee provide information to any other person or entity that will allow that party unauthorized access to Radiant’s computer systems or software or facilities.  Employee further warrants and represents that Employee has not compromised, corrupted, misappropriated, damaged or inappropriately shared, uploaded, or downloaded data belonging or relating to Radiant’s computer systems or its business.

5.Letter Regarding Employment/Response to Inquiries. Employee agrees to instruct prospective employers to direct any inquiries concerning his employment to Radiant’s General Counsel.  Except as otherwise provided in a separate release agreement, Employee authorizes Radiant to respond fully to inquiries from prospective employers for which Employee defend, indemnify and hold Radiant harmless for any such disclosure.  Radiant agrees that in response to any such inquiry, its General Counsel will inform the inquiring party that pursuant to company policy, Radiant will not provide any information other than to confirm Employee’s last position held, and dates of employment.

6.Waiver and Release of Claims by Employee.

(a)With the exception of the obligations arising under this Agreement, Employee knowingly and voluntarily, unconditionally and forever, waives and releases any and all claims, damages, causes of action and rights, whether known or unknown, contingent or noncontingent, contractual or otherwise against Radiant or any of its related, affiliated or subsidiary organizations, and each of its and their respective directors, officers, agents, representatives and employees, past and present, and each of their successors and assigns (“Released Parties”).  Employee makes this commitment even though Employee understands that Employee may not, as of this date, know all of the claims Employee may lawfully have against the Released Parties and that Employee is relinquishing the right to pursue any claims that Employee could have pursued before courts without having the opportunity to pursue those claims to a trial and have the damages, if any, set by a judge and/or jury.  This release is intended to be as broad as the law allows and includes, without limitation, any claims pursuant to statute or otherwise for attorneys’ fees and costs.

(b)Employee represents and warrants that Employee has not filed any complaints or charges with any administrative agency, or any lawsuits against Radiant in any court.

(c)Notwithstanding the foregoing, this release does not include claims for breach or enforcement of this Agreement, claims that arise after the execution of this Agreement, claims to vested benefits under ERISA, unemployment compensation claims, or any other claims that may not be released by agreement pursuant to applicable law, nor shall it preclude Employee from filing charges of discrimination with the EEOC or equivalent state anti-discrimination agency or filing a complaint with any other federal, state, or local government agency; however, in signing this Agreement, Employee waives any right to recover monetary damages in connection with any such filing. This Agreement does not limit Employee’s right to receive an award for information provided to any government agencies.

(d)Employee agrees to fully cooperate with Radiant and its agents in seeking any governmental or judicial approval of the terms of this Agreement in order to ensure that it is fully enforceable as written, to the extent such approval becomes necessary.

(e)Employee acknowledges and agrees that he has received all leaves of absence to which he is entitled.

7.Acknowledgement of Waiver of Claims Under ADEA.  In accordance with the Older Workers’ Benefit Protection Act, the parties agree that:

(a)Employee specifically intends to knowingly and voluntarily waive any rights Employee may have under the Age Discrimination in Employment Act (ADEA), and he intends to release Released Parties from any and all claims for damages or other remedies he may have under the ADEA.  This release is not to be construed as a waiver of ADEA claims that may arise after the execution of this Agreement.

(b)By this Agreement, Radiant hereby advises Employee that Employee should consult with and obtain the advice of an attorney of Employee’s choice before signing this Agreement.

(c)Employee has a period of twenty-one (21) days to consider whether to accept the terms of this Agreement, and by executing this Agreement on the day below, has waived the balance of that period, if any.

(d)Employee may revoke this Agreement within seven (7) calendar days of execution of this Agreement.  To be effective, any such revocation must be in writing and received by Radiant at the end of the seven (7) day period. Notice of revocation must be MAILED AND EMAILED to Bohn Crain, CEO, Radiant Global Logistics, Inc. located at 405 114th Avenue SE, Third Floor, Bellevue, Washington 98004, and to bcrain@radiantdelivers.com.  If Employee revokes this Agreement, the entire Agreement becomes invalid and unenforceable and no benefits hereunder will be provided to Employee.  The Agreement becomes effective on the eighth day after Employee signs it.

8.Nondisclosure. Employee agrees that, except as authorized in writing by Radiant, he has not and will not directly or indirectly use, disclose, reproduce, or in any other way publicly or privately disseminate or discuss any “Proprietary and Confidential Information” of

Radiant.  Proprietary and Confidential Information shall mean all information not generally known to the public that relates to Radiant, the business or personnel of Radiant or to any third parties doing business with Radiant, including but not limited to information about Radiant’s relationships with governmental authorities, public and private organizations and businesses; company strategies and business Plan; customers and prospective customers; providers or vendors; pricing, product or rating information, billing and financial data; and sales and marketing information.  Proprietary and Confidential Information shall also include all other information that has been treated or designated by Radiant as confidential or proprietary.  Should Employee be required by law, legal process, or subpoena to provide information related to this Agreement, Employee agrees that before making any response and within three (3) days of Employee’s receipt of such notice, law, legal process, or subpoena, to provide written notice to Radiant, so that Radiant can, at its election, asserts its rights and interests.

9.Non-Disclosure, Non-Competition and Non-Solicitation.  The terms and conditions of Employee’s Employment Agreement, Section 4, Non-Disclosure, Non-Competition and Non-Solicitation are by this reference incorporated herein and remain in full force and effect.  Employee agrees to comply fully with all continuing obligations therein.

10.Non-Disparagement. Employee agrees not to make any statements, verbally or in writing, about Radiant and/or its officers, directors, employees or agents in any manner that calls into question their morality, integrity, conduct, business ability, or business judgment; provided that Employee will respond accurately to any question, inquiry or request for information when required by legal process.

11.Confidentiality. Employee agrees to keep the existence and terms of this Agreement strictly confidential, and will not disclose the existence and terms of this Agreement to present or former employees of Radiant or anyone else except as is necessary for accounting purposes, tax purposes, securing of government benefits, loans, or if required by law or by a lawfully issued and enforceable subpoena, or as may be necessary for the purpose of enforcing this Agreement.  Employee further agrees that in the event of any such disclosure, Employee will advise such person as to the terms of this Section and that the terms of this Agreement are not to be disclosed to anyone.  In response to any other inquiry relating to the existence or terms of this Agreement, Employee will state only that “I cannot discuss the matter.”  Employee understands and agrees that a breach of this confidentiality provision will be treated as a material breach of this Agreement.

12.Litigation Assistance and Indemnification.  In the event that any charge, complaint or lawsuit is filed against Radiant or any of its affiliates, Employee agrees to provide reasonable cooperation to Radiant in the defense of the same.  Such cooperation may include, without limitation, meeting with and providing information to Radiant’s agents and attorneys upon reasonable notice and at mutually agreed upon times and places.

13.No Admission of Liability.  This Agreement shall not be construed as an admission by Radiant or Employee of any wrongdoing, improper conduct, liability, breach of any agreement between Radiant or Employee, or violation by Radiant or Employee of any statute, law or regulation.  Both parties agree that neither this Agreement nor any of its terms or conditions will be offered or received in evidence in any proceeding or used in any manner as an admission of wrongdoing or liability on either party’s part except in connection with an action to enforce the terms of this Agreement.

14.Governing Law and Venue. Interpretation and enforcement of this Agreement shall be governed by the substantive laws which exist in the State of Washington on the date of execution of this Agreement without regard to its conflicts of law principles. In any dispute arising out of or relating to this Agreement, the parties agree that venue shall be in King County, Washington.

15.Severability.  If any of the provisions of this Agreement shall prove to be invalid, void or illegal, it shall in no way affect, impair or invalidate any of the other provisions of this Agreement.

16.Counterparts.  This Agreement may be signed in counterparts, each such counterpart being as fully effective as if a single original had been signed.  This Agreement may be signed and conveyed by facsimile or electronic mail via PDF and such signature will be binding on the person signing.

17.Enforcement.  In any action to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs, in addition to any other damages and remedies available at law or in equity.

18.Entire Agreement.  This Agreement constitutes the entire agreement between the parties and it fully replaces and supersedes all prior arrangements, discussions and negotiations between the parties except with respect to Employee’s vested benefits, if any, under any of Radiant’s employee benefit Plan or programs. This Agreement may only be changed or modified in a writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date first set forth above.

RADIANT GLOBAL LOGISTICS, INC:

By: /s/ Bohn H. Crain

Its: Chief Executive Officer

Date: December 17, 2019

TIM BOYCE:

/s/ Tim Boyce

Date: December 31, 2019

EXHIBIT A: EXECUTIVE EMPLOYMENT AGREEMENT